EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Jun 30, 2009	Sep 30, 2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$91,032	$121,092
Accounts receivable, net of an allowance
of $1,051 and $114 at June 30, 2009
and September 30, 2008, respectively	126,012	132,367
Income tax receivable	5,838	3,292
Insurance receivable	6,940	-
Inventories of materials and supplies	53,531	37,906
Deferred tax assets	25	21
Prepaid expenses and deferred costs	2,814	10,225
Total Current Assets	286,192	304,903

NET PROPERTY AND EQUIPMENT	1,112,044	787,838

DEFERRED COSTS AND OTHER ASSETS	6,749	3,856
	$1,404,985	$1,096,597

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,124	$16,987
Accrued liabilities	59,452	39,560
Deferred credits	6,123	304
Total Current Liabilities	83,699	56,851

LONG-TERM DEBT,
net of current maturities:	250,000	170,000
	250,000	170,000
LONG TERM LIABILITIES:
Deferred income taxes	8,516	10,595
Deferred credits	3,166	7,942
Other	7,503	7,519
	19,185	26,056

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,195 and 64,031 issued
and outstanding at June 30, 2009
and September 30, 2008, respectively	64,195	64,031
Paid-in capital	120,590	114,804
Retained earnings	867,316	664,855
Total Shareholders' Equity	1,052,101	843,690
	$1,404,985	$1,096,597